                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 12 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported): May 1, 1997


                       Graham-Field Health Products, Inc.
               (Exact Name of Registrant as Specified in Charter)

          Delaware            1-8801             11-2578230
(State or Other Juris-     (Commission File    (IRS Employer
diction of Incorporation)     Number)       Identification No.)


    400 Rabro Drive East, Hauppauge, NY                      11788
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (516) 582-5900

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.           OTHER EVENTS.

                  On May 1, 1997, Graham-Field Health Products, Inc., a Delaware corporation (the "Company"), announced that its Board of Directors has approved an amendment to the Amended and Restated Stockholder Agreement dated as of September 3, 1996, as amended on September 19, 1996, by and among BIL (Far East Holdings) Limited ("BIL"), the Company and Irwin Selinger, pursuant to which BIL, the Company's largest stockholder, will be permitted to purchase additional shares of common stock of the Company on the open market or in privately-negotiated transactions, so long as BIL does not acquire a number of shares which, together with shares already owned by BIL, represent more than 49% of the voting power of all shares of the Company stock then outstanding. BIL has informed the Company that it intends to purchase additional shares on the open market from time to time subject to market conditions, subject to the above-mentioned 49% limit. Currently BIL owns shares of common and preferred stock of the Company representing 34% of the voting power of all shares outstanding.

                  Additional information with respect to the transactions described herein is included in the press release issued by the Company on May 1, 1997 attached hereto as Exhibit 99(a).

ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.

(a)                                 Not Applicable.

(b)                                 Not Applicable.

(c)      Exhibit No.                Description

         4(a) Amendment No. 1, dated as of May 1, 1997, to the Amended and Restated Stockholder Agreement, dated as of September 3, 1996, by and among Graham-Field Health Products, Inc., BIL (Far East Holdings) Limited and Irwin Selinger

         99(a)                      Press Release, dated May 1, 1997

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       GRAHAM-FIELD HEALTH PRODUCTS, INC.



Date:  May 14, 1997                    By:    /s/ Richard S. Kolodny
                                           ----------------------------------
                                           Name:  Richard S. Kolodny
                                           Title: Vice President, General
                                                  Counsel and Secretary

                                  EXHIBIT INDEX

                                                                        Page No.


4(a) Amendment No. 1, dated as of May 1, 1997, to the Amended and Restated Stockholder Agreement, dated as of September 3, 1996, as amended on September 19, 1996, by and among Graham-Field Health Products, Inc., BIL (Far East Holdings) Limited and Irwin Selinger

99(a)                     Press Release, dated May 1, 1997